Exhibit 4.14

Master Clinical Trial

Agreement

Kazia Laboratories Pty Ltd

St. Jude Children’s Research Hospital, Inc.

Kazia Therapeuitcs Limited ABN 37 063 259754

PO Box 2333 Horns by Westfield1635 NSW Australia

T+61 29476 0344 F+61 2 9476 0388

www.kaziatherapeuitcs.com

Table of contents

1.	Definitions and Interpretation	3

2.	Appointment	7

3.	Conduct of the Project	8

4.	Modification of Services	8

5.	Test Materials	8

6.	Payment	9

7.	Taxes	10

8.	Warranties	10

9.	ConfidentiaIity	10

10.	Privacy	12

11.	Retention of Records	13

12.	Reporting Obligations	13

13.	Access	13

14.	Insurance	14

15.	Intellectual Property	14

16.	Data Use	14

17.	Publications	14

18.	Use of Name and Promotional Activities	15

19.	Liability	15

20.	Termination	15

21.	Consequences of Expiry or Termination	16

22.	Assignment	16

23.	Independent Contractors	17

24.	Notices	17

25.	Dispute Resolution	18

26.	Entire Agreement	19

27.	Force Majeure	19

28.	No Waiver	19

29.	Severability	19

30.	Survival of Provisions	20

31.	Choice of Law	20

Schedule 1		22
Contract Details		22

Schedule 2		23
List of Kazia and Subsidiaries		23

Schedule 3		24
Template Work Order		24

Title	Master Clinical Trial Agreement

Date	19 November 2017

Parties	Kazia Laboratories Pty Ltd (ABN 37 063 259 754) of Suite 502, Level 5, 20 George Street, Horns by, NSW 2077 (Kazia)

St. Jude Children’s Research Hospital, Inc. of 262 Danny Thomas Place, Memphis, TN 38002 (the Research Organisation)

Recitals

A	Kazia is a global biotechnology company engaged in the research and development of therapeutic products or devices for patients with cancer.

B	The Research Organisation provides scientific research services, including: basic pre-clinical research, clinical research and/or scientific consulting.

C

The Parties wish to agree to master terms to govern the relationship between them under which Kazia may, from time to time, request services from the Research Organisation and the Research Organisation may provide services to Kazia.

D	This Agreement sets out the master terms and conditions under which the Research Organisation will perform certain clinical trials.

E	An individual Work Order under this Master Services Agreement will describe the services to be provided by the Research Organisation to conduct specific Projects and Services.

Operative provisions

1.	Definitions and Interpretation

Definitions

1.1	In this Agreement:

Agreement means this Master Services Agreement, including all schedules, appendices and annexures.

Applicable Law means all applicable federal, state and local laws, regulations, guidelines and rules, applicable to the performance of a Project including without limitation all applicable laws and regulations related to import/ export control, use and distribution of tissue samples, anti-bribery and anti-terrorism.

Background Intellectual Property means, in respect of a Party, any Works provided by that Party in connection with this Agreement.

Biological Samples means diagnostic tests, data, and bodily fluids (e.g., blood, urine, saliva, tissue, sera), bone marrow, tumor samples, tissue biopsies, and other biological samples and materials derived therefrom.

Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney or the United States.

Claim means any claim made (whether in the form of an allegation, demand, suit, action or other proceeding of any kind) under or in connection with this Agreement or its subject matter, whether arising under contract (including under any warranty or indemnity or any other breach, actual or anticipatory including repudiation), in equity, in restitution, negligence or any other tort, strict liability, under statute or otherwise at all.

Commencement Date means the date set out in Schedule 1.

Confidential Information means all information related to the Project imparted by either Party to the other Party in the course of the performance of this Agreement, whether:

(a)	oral, written, recorded or stored by electronic, magnetic, electromagnetic or other form, processed or otherwise or in a machine readable form;

(b)	any improvements, modifications or developments to Background Intellectual Property provided by a Party; or

(c)	translated from the original form, recompiled, made into a compilation, partially copied, modified, updated or otherwise altered,

except to the extent that:

(a)	the information is or becomes in the public domain otherwise than as a result of the default of the receiving Party;

(b)	the receiving Party can demonstrate that the information was known to it prior to the disclosure by the disclosing Party;

(c)

the information has been disclosed to the receiving Party without restriction by a third party and without any breach of confidentiality by the third party, to the best of the receiving Party’s knowledge; or

(d)	the information is independently developed by the receiving Party without reference to the Confidential Information provided by the disclosing Party.

Force Majeure Event means an event relating to a Party which:

(a)	was not contemplated by that Party and could not have reasonably been foreseen by that Party at the Commencement Date;

(b)	is completely outside the control of that Party, or its Personnel;

(c)	is not an event or occurrence contemplated by, or referred to in, this Agreement;

(d)	is not caused by the other Party or its Personnel; and

(e)	is not a result of industrial action or strike.

Human Subject means a living individual about whom an Investigator conducting research obtains:

(a)	data through intervention or interaction with the individual; or

(b)	Identifiable Personal Information.

Informed Consent means the informed consent form specific for each Proposal and prepared by the Research Organisation according to the requirements of Applicable Laws.

Intellectual Property includes all copyright and neighbouring rights (including rights in relation to phonograms and broadcasts), all rights in relation to inventions (including patent rights), plant varieties, registered and unregistered trade marks (including service marks), registered and unregistered designs, and circuit layouts, and all other rights resulting from intellectual activity in the industrial, scientific, literary or artistic fields including as defined in Article 2 of the Convention Establishing the World Intellectual Property Organisation of July 1967.

Identifiable Personal Information means Human Subject identifiable data no matter how obtained, including from medical records or attached to Human Subject specimens, to be obtained prospectively or from stored medical records, specimens or otherwise, that can be linked to individual human beings, either directly or indirectly through codes.

Institutional Review Board (IRB) means a body set up to review clinical investigations carried out by the Research Organisation.

Investigator means the person or entity responsible for the performance of the research or clinical trial at a trial site, except that if the research or clinical trial is performed by a team of individuals at a trial site, the investigator is the responsible leader of the team and may be called the principal investigator.

Party means a Party to this Agreement, and in relation to Kazia, includes any affiliate of Kazia listed in Schedule 2.

Permitted Purpose means the sole purpose of performing the Services under this Agreement and each Work Order.

Permitted Recipient means any third party, including employees and agents of the party receiving Confidential Information (the “Receiving Party”) to whom the Receiving Party discloses the disclosing Party’s Confidential; provided however that Confidential Information shall only be disclosed to third parties with a need to know the information and all such third parties shall be informed of the confidential nature of the Confidential Information and shall be bound by obligations of confidentiality, non-use, and non-disclosure that are no less stringent than those contained herein.

Personnel means a Party’s employees, contractors, guest researchers, students or other representatives.

Project means an individual study, project or consultation forming part of the Services and defined in a Work Order, including but not limited to a pre-clinical or clinical study, project or other scientific examination involving the collection of data.

Project Budget means the budget associated with a Project associated with a Project, as set out in a Work Order.

Proposal means a formal, detailed description of a Project setting out the objective, design, methodology, statistical considerations, and organization of that study or research.

Retained Samples means any remaining portions of already-collected Biological Samples, exclusive of the portion of Biological Samples required for the Clinical Trial.

Services means the tasks or services to be performed by the Research Organisation in accordance with this Agreement or in a Work Order.

Term means the term of this Agreement as set out in Schedule 1.

Test Materials in respect of a Project, means all compounds, devices, materials or other substances meeting relevant specifications that are necessary to enable the Research Organisation to perform the Project.

Work Order means a written order substantially in the form set out in Schedule 3 to this Agreement agreed between the Parties which:

(a)	describes the nature and scope of the Services requested to be provided by the Research Organisation in respect of a particular Project performed by the Research Organisation for Kazia;

(b)	sets out the schedule of work to be performed or consulting Services to be provided during the course of a particular Project performed by the Research Organisation for Kazia;

(c)	specifies the price, fees and payment schedule for the requested Services, and

(d)	specifies any modifications of the terms of this Agreement that are applicable to the Services.

Works means all drawings, specifications, processes, techniques, samples, specimens, prototypes, designs, research and development results, test results, and other technical and scientific information and Intellectual Property which is made available for the Project by a Party.

Interpretation

1.2	In this Agreement, unless the context requires another meaning, a reference:

(a)	to the singular includes the plural and vice versa;

(b)	to a gender includes all genders;

(c)	to a document (including this Agreement) is a reference to that document (including any schedules and annexures) as amended, consolidated, supplemented, novated or replaced;

(d)	to an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;

(e)	to an item, recital, clause or Schedule is to an item, recital, clause or Schedule of or to this Agreement;

(f)	to a notice means a notice, approval, demand, request, nomination or other communication given by one Party to another under or in connection with this Agreement;

(i)	to a person (including a Party) includes:

(ii)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or government agency;

(iii)	the person’s successors, permitted assigns, substitutes, executors and administrators; and

(iv)

a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;

(g)	to proceedings includes litigation, arbitration and investigation;

(h)	to a judgment includes an order, injunction, decree, determination or award of any court or tribunal;

(i)	to time is to US central daylight savings time;

(j)	to currency or “$” is to US dollars; and

(k)	the words “including” or “includes” means “including, but not limited to”, or “includes, without limitation” respectively.

1.3	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

1.4	Headings are for convenience only and do not affect interpretation of this Agreement.

1.5	If a period will be calculated from, after or before a day or the day of an act or event, it will be calculated excluding that day.

1.6	The Agreement may not be construed adversely to a Party only because that Party was responsible for preparing it.

1.7

Except where expressly stated to the contrary, if there is an inconsistency between any one or more of documents comprising this Agreement the document listed higher in the following list will prevail to the extent of the inconsistency:

(a)	each Work Order;

(b)	the Schedules; and

(c)	the main body of this Agreement.

2.	Appointment

2.1	Kazia appoints the Research Organisation on a non-exclusive basis to conduct the Projects as described in a Work Order.

2.2

The Research Organisation agrees to provide the Services described in a Work Order and Kazia agrees to pay the Research Organisation for those Services as provided for in the Work Order and this Agreement.

2.3	Upon agreement between the Parties of the terms of a Work Order, a Work Order is incorporated in and becomes part of this Agreement.

2.4	This Agreement shall commence on the Commencement Date and continue for the Term unless otherwise terminated in accordance with this Agreement.

2.5

Kazia and the Research Organisation shall each appoint a representative to serve as the contact point for the management and administration of this Agreement. Either Party can replace its representative at any time by notice in writing to the other Party.

2.6

The Parties understand and agree that Work Orders may be entered into by any Affiliates of Kazia if explicit reference to this Agreement is made in the relevant Work Order and Affiliate will be entitled to all the benefits and subject to all the obligations of this Agreement.

2.7

With Kazia’s prior written consent, affiliated research institutions may enter into a participating site agreement or a single study agreement with the Research Organisation to conduct the Services in accordance with the terms of the relevant Work Order.

3.	Conduct of the Project

3.1	The Parties shall comply with all Applicable Laws in performing their obligations under this Agreement.

3.2	The Research Organisation shall:

(a)	conduct the Project and Services pursuant to the terms of this Agreement and in strict adherence to the relevant Proposal;

(b)	ensure that the Project is not initiated until and unless all governing regulatory authorities agree to the conduct of the Project; and

(c)

conduct the Project and Services with all due care and skill, including exerting diligent efforts consistent with applicable professional and ethical standards and having due regard for the safety and protection of Project participants.

4.	Modification of Services

4.1	A Work Order may be amended from time to time with the written agreement of both Parties.

4.2

If an amendment requires the Research Organisation to undertake additional or different work materially beyond the scope of work already agreed between the Parties in a Work Order, the Research Organisation will notify Kazia of any additional costs associated with that additional or different work, and will not commence that work until the parties have executed an amended Work Order.

4.3

The Research Organisation will not deviate from a Work Order without Kazia’s prior written approval unless in an emergency to protect the safety of Human Subjects participating in the Project and provided the Research Organisation has first used reasonable efforts to inform Kazia of the emergency and to consult with Kazia, if time permits, with regard to the deviation. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as a restriction on Research Organisation’s ability to deviate from the Protocol in order to protect the health or safety of Human Subjects; and Research Organisation shall retain final decision-making authority with regard to whether a deviation from the Protocol is necessary.

5.	Test Materials

5.1

To the extent specified in a Work Order, Kazia will provide, at no cost to the Research Organisation, sufficient amounts of Test Materials for the purposes of the Project and will also provide data necessary to inform the Research Organisation of the stability, proper storage and safe handling requirements of the Test Materials.

5.2

During and for a period of at least two years after the completion of each relevant Work Order, Kazia will promptly, but no later than ten (10) days, notify the Research Organisation of the emergence of information impacting the health and safety of past or current Project participants or which influences the conduct of the Proposal including but not limited to the safety results and information in site monitoring reports and data safety monitoring committee reports as required by the Proposal. In each case, the Research Organisation shall be free to communicate these findings to each Project participant and the IRB.

5.3

Unless otherwise specified in the Work Order, Kazia will cause Test Materials to be shipped properly packaged and labelled directly to the Research Organisation or approved affiliated research institution.

5.4	Kazia, for the purposes only of the Research Organisation providing the Services, represents and warrants:

(a)	that the Test Materials are manufactured and formulated, and pass control tests, in accordance with all applicable regulations;

(b)	that it has disclosed to Research Organisation and any applicable government authorities all material information concerning Test Material safety, use, efficacy, and drug experience;

(c)	that to the best of its knowledge after reasonable inquiry, use of the Test Material for the purposes contemplated hereunder will not infringe third party intellectual property rights; and

(d)	hazardous material packaging that it provides meets regulatory requirements for Research Organisation and other study sites’ use as contemplated hereunder.

6.	Payment

6.1	The Parties will work in good faith to negotiate a payment schedule for each Work Order.

6.2

Kazia will pay the Research Organisation as set out in the applicable Work Order and, unless otherwise agreed in the Work Order, all invoices are due and payable and will be paid by Kazia within thirty (30) days of the date of invoice.

6.3

The Research Organisation must present its invoices in respect of the Project in accordance with the timeframes specified in each Work Order and associated Project Budget, and in a form reasonably required by Kazia.

6.4

Kazia will reimburse for all pre-approved and reasonable travel and other reasonable out of pocket expenses (as identified in the Project Budget or Work Order) incurred by the Research Organisation or its Personnel in performance of the Project provided the expenses are approved beforehand in writing or form part of a pre-approved Project Budget or Work Order.

6.5	If a dispute arises between the Parties in respect of any part of an invoice, Kazia:

(a)	must pay all undisputed parts of the invoice within the stipulated thirty (30) day period;

(b)	must notify the Research Organisation promptly in writing of the particulars of the dispute;

(c)	may withhold payment of the disputed part of the invoice provided that Kazia endeavours promptly and in good faith to resolve the dispute, and

(d)	if applicable and upon Kazia’s written request the Research Organisation may re-issue a new invoice to Kazia for the undisputed portion.

7.	Taxes

7.1

All amounts payable under this Agreement are inclusive of all government taxes, levies, imposts, deductions, changes, duties or withholding which are assessed, levied or imposed in connection with the Services.

8.	Warranties

8.1	The Research Organisation represents and warrants that:

(a)	all persons performing the Project are subject to appropriate confidentiality obligations to enable the Research Organisation to comply with its obligations under this Agreement;

(b)	the Services performed by it will conform to the nature and scope of Services as agreed in the Work Order and all Applicable Law;

(c)	the Services will be fit for purpose and be provided with all due care and skill; and

(d)	the performance of the Services by the Research Organisation will, to Research Organisation’s knowledge, not infringe the Intellectual Property of any third party.

8.2 The Research Organisation is responsible for obtaining and maintaining during the term of the Project all approvals and licences necessary for the performance of the Services and as required by Applicable Laws.

9.	Confidentiality

9.1	The Parties shall:

(a)

treat as confidential and only access and use the disclosing Party’s Confidential Information solely for the Permitted Purpose and not access, use, publish, disclose or permit the access, use, publication or disclosure of it for any other purpose or other than in accordance with this Agreement without the disclosing Party’s prior written approval;

(b)	only allow the Permitted Recipients to access or use the disclosing Party’s Confidential Information for the Permitted Purpose;

(c)

not use or exploit the disclosing Party’s Confidential Information for its own benefit (except as expressly permitted by this Agreement) or to the competitive disadvantage of either Party or its affiliates;

(d)	not, without the disclosing Party’s prior written consent, copy or reproduce any of the disclosing Party’s Confidential Information for any purpose other than the Permitted Purpose.

(e)	ensure that confidentiality is maintained in relation to the Confidential Information.

9.2	The Parties’ obligations under this Agreement do not apply to the extent that the disclosure of Confidential Information is required by:

(a)	law;

(b)	the requirements of any regulatory authority of competent jurisdiction;

(c)	the rules of any stock exchange;

(d)	any applicable accounting standards; or

(e)	order by any court.

9.3	If clause 9.2 applies, the Parties shall, subject to clause 9.4, prior to disclosure of the Confidential Information:

(a)	notify the disclosing Party;

(b)	give the disclosing Party a reasonable opportunity to take steps to protect the confidentiality of the relevant Confidential Information;

(c)

consult with the disclosing Party with a view to agreeing in good faith on the form, content, timing and manner of disclosure or use, including taking into account any actual basis the disclosing Party may have to prevent or restrict disclosure or use, so as to ensure that as far as possible the extent of use or disclosure is strictly limited to that required, provided however that nothing in this Agreement shall be construed as a restriction on the receiving party’s ability to respond to and comply a required disclosure under applicable law, rule, or regulation; and

(d)	immediately notify the person to whom the Confidential Information is to be disclosed or used by that it is Confidential Information and is therefore subject to the terms of this Agreement.

9.4	If either Party is not permitted by law to notify the other Party prior to disclosure of the Confidential Information, the Party being asked to disclose the Confidential Information shall:

(a)	as soon as possible after disclosure and to the extent permitted by law, notify the other Party;

(b)	ensure that it only discloses Confidential Information to the extent necessary to comply with its obligations arising under any of clauses 9.2(a) to 9.2(e); and

(c)	immediately notify the person to whom the Confidential Information is to be disclosed or used by that it is Confidential Information and is therefore subject to the terms of this Agreement.

9.5	The Parties shall:

(a)	establish and maintain effective security measures against unauthorised copying, use or disclosure of the Confidential Information and against damage to or destruction of the Confidential Information;

(b)	immediately notify the other Party of any actual or suspected unauthorised copying, use or disclosure of the Confidential Information; and

(c)

provide such assistance, as reasonably required by the disclosing Party, in relation to any proceedings that Party may take against any person for unauthorised copying, use or disclosure of the Confidential Information.

9.6	Subject to compliance with clause 9.7, the Parties may disclose the Confidential Information to Permitted Recipients if the disclosure is necessary for the Permitted Purpose.

9.7	Before disclosing any of the Confidential Information to any Permitted Recipient, the parties shall:

(a)	ensure that the Permitted Recipient agrees to be bound by, the obligations under this Agreement before the disclosure is made or access to Confidential Information is allowed.

9.8

The rights and obligations under this clause 9 will have a duration of five (5) years from the expiry or termination of the last Work Order under this Agreement. For any Confidential Information that is still secret and confidential at the end of this period, if the disclosing Party requests and if the receiving Party concurs, this obligation of confidentiality shall be extended for up to an additional two (2) years. This clause 9.89.8 will survive the expiry or termination of this Agreement.

10.	Privacy

10.1	The Research Organisation must obtain written consent of all Human Subjects for their participation in the Project only if identifiable health information will be shared.

10.2	The Research Organisation must do the following in relation to any Identifiable Personal Information provided to it by Kazia under this Agreement or obtained in the course of performing the Services:

(a)	only process, use or disclose Identifiable Personal Information as required for the purpose of performing its obligations under the agreement;

(b)

in the course of performing its obligations under the agreement, comply with the Health Insurance Portability and Accountability Act (HIPAA) and the Privacy Act 1988 (Cth) and any privacy policy of Kazia as notified to the Research Organisation in writing (including amendments from time to time);

(c)	except as provided in clause 10.l (a) or as required by law, not disclose any Identifiable Personal Information without the written permission of Kazia;

(d)	take all reasonable steps to prevent the misuse or loss of and unauthorised use, modification, disclosure of and access to Identifiable Personal Information;

(e)

upon the expiry or termination of this agreement, either destroy or return to Kazia (at Kazia’s option and request) all Identifiable Personal Information (including any copies) and any record of the Identifiable Personal Information; and

(f)

provide full cooperation and assistance to Kazia in allowing individuals to whom any Identifiable Personal Information relates to have access to that information and exercise their rights to amend or make an annotation to the record of their Identifiable Personal Information.

10.3	Each Party must immediately notify the other Party on becoming aware of:

(a)	a complaint or an allegation of breach of applicable privacy laws by any person; or

(b)	an investigation or enforcement action by a regulatory authority, in connection with the Project or this Agreement (“Data Issue”).

10.4

Each Party must cooperate reasonably with the other party in relation to any Data Issue, including providing all information and assistance reasonably requested by a Party. Each Party shall consult with the other Party and allow the other Party the right to make representations in connection with any Data Issue before responding to any Data Issue.

11.	Retention of Records

11.1

Not with standing requirements under Applicable Laws to retain medical files, the Research Organisation shall retain all essential documents until at least 7 years after the expiry or termination of this Agreement, and shall not delete essential documents from its files without Kazia’s prior written consent. If Kazia requires record retention beyond seven (7) years, records will be stored at Kazia’s sole expense.

12.	Reporting Obligations

12.1	The Research Organisation must provide Kazia with periodic reports relating to the Services on the date specified in the Work Orders.

12.2	The periodic reports must include all matters specified in the Work Orders.

13.	Access

13.1

The Research Organisation must keep true and accurate records including the scientific data produced during the conduct of the Project, expense records and time sheets (if required) in respect of all activities undertaken for the purposes of this Agreement.

13.2	Unless specified in a Work Order, Kazia shall not have access to any Identifiable Personal Information.

13.3

During the Term and for a period of one year thereafter , the Research Organisation agrees to allow Kazia, its Personnel, and authorized employees of any relevant regulatory body, access to the Project site (or any other location at which Services are being conducted), its Personnel and all records pertaining to the Project, audit records, documents and other data relating to the Project (other than Identifiable Personal Information) , which records may be redacted of any Confidential Information of other parties to whom Research Organisation owes an obligation of confidentiality (and provided that, in the event that the receiving party must redact third party Confidential Information, it will provide the disclosing party with a log containing a general, non-identifiable description of the redacted information) with reasonable advance notice and during normal business hours for the purpose of determining compliance with the terms of this Agreement and compliance with Applicable Laws.

13.4

In the event that any regulatory authority carries out, or gives notice of its intention to carry out, an inspection of the Research Organisation’s facilities, or any other location at which the Project is being conducted or otherwise takes any action in relation to the Project , the Research Organisation shall immediately upon becoming aware of such inspection, notify Kazia in writing and shall specify in any such notice full details of any action taken or proposed by the relevant regulatory authority. The Research Organisation shall (so far as is consistent with Applicable Law) make any book, record, documents or information in relation to the Project available to the regulatory authority upon request and shall co-operate with the regulatory authority in connection with any such action, including by providing a duly authorized representative of the regulatory authority access to the Research Organisation’s facilities and/or any other location in which the Project is being conducted.

14.	Insurance

14.1      Each Party agrees to maintain a valid policy or program of insurance or self-insurance at levels and coverages sufficient to support its obligations assumed herein. Each Party shall provide a written documentation of such coverage upon request by other Party.

15.	Intellectual Property

15.1	Each Party acknowledges and agrees that Background Intellectual Property remains the property of the Party contributing that Background Intellectual Property.

15.2

Each Party agrees to take all necessary steps to protect the Background Intellectual Property of the other Party and to give each other prompt notice of any infringement of the Background Intellectual Property which comes to their attention. Each Party agrees to give each other all assistance reasonably required to protect the Background Intellectual Property. The Party requiring the assistance shall meet any reasonable costs and expenses incurred by the Party providing the assistance.

Research Organisation grants Kazia a royalty-free nonexclusive license to all data, discoveries or inventions developed or generated pursuant to this Agreement which relate to any information or materials, including the Test Materials, provided by Kazia under the Agreement and including new data, uses, processes or compositions directly relating to the information or materials provided by Kazia in connection with or related to the Services or a Project. Furthermore, Research Organisation grants to Kazia an exclusive option to obtain a royalty bearing, exclusive license under Research Organisation’s right to such data, discoveries or inventions.

16.	Data Use

16.1	Terms regarding the data to be provided by Research Organisation to Kazia shall be as negotiated in each study specific Work Order.

17.	Publications

17.1	Kazia recognises that Research Organisation may wish to publish or otherwise publicly disclose the results of the Project. Research Organisation agrees to

(a)	submit all such intended publications or presentations to Kazia at least thirty (30) days prior to any intended submission or other public disclosure for Kazia’s review and comment; and

(b)	to delete any Confidential Information belonging to Kazia.

17.2

During Kazia’s thirty (30) day review period, upon request from Kazia, Research Organisation agrees to delay submission for publication by up to ninety (90) days from the date an intended publication is provided to Kazia to allow Kazia to seek legal protection of Intellectual Property.

17.3	No Party may use the name or indicia (including logos) of another Party without the prior written consent of that other Party.

18.	Use of Name and Promotional Activities

18.1

Neither Party shall use the name or trademarks of the other Party or the names of current employees, affiliated physicians or faculty for publicity, advertising or other announcement purpose, except with the prior written consent of the other Party. By entering into this Agreement, the Research Organisation does not directly or indirectly endorse any product or service of Kazia or any third party that is or will be provided, whether directly or indirectly related to this Agreement.

19.	Liability

19.1

Kazia and Research Organisation shall each be liable for its own negligence or wrongful misconduct and the negligence or wrongful misconduct of its respective officers, directors, employees and agents in connection with the Project.

19.2

Neither Party will be liable to the other Party for penalties or liquidated damages or for special, indirect, consequential, punitive, exemplary or incidental damages of any kind regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, strict liability or otherwise, even if the other Party is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

19.3

The Parties’ liability under this Agreement or any Work Order is limited to the total amount paid for the Services performed by the Research Organisation in the twelve (12) months preceding the claim under all Work Orders in place under this Agreement. This provision does not apply to Claims relating to a breach of clause 9 or alleging death or personal injury caused by the negligence or intentional misconduct of a Party.

20.	Termination

20.1	Either Party may terminate this Agreement or any Work Order by written notice to the other Party if any of the following events has occurred in respect of the other Party:

(a)	as necessary to protect the health, safety, or welfare of a subject participating in a study hereunder or under any applicable Work Order.

(b)

a material breach of any of its obligations under this Agreement which is capable of remedy and, the other Party fails to remedy that breach to the reasonable satisfaction of the first Party within 30 days after receipt of written notice from the notifying Party specifying the breach and requiring it to be remedied; or

(c)	a material breach of any of its obligations under this Agreement and the breach is not remediable.

20.2	Either Party may terminate this Agreement or any Work Order upon 30 days written notice to the other Party.

20.3	If notice of termination is given by either Party , the Parties agree to cooperate in respect of the transition of ongoing Services during the period of notice.

20.4	If a Work Order is terminated under clause 20.3, the Research Organisation is entitled to be paid:

(a)	for all Services performed up to and including the date of termination, including any work in progress toward partially completed Services or incomplete units and milestones, and

(b)	any additional Services requested by Kazia in connection with the termination.

20.5

Either Party may terminate this Agreement or any Work Order immediately on giving written notice to the other Party if that Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it a petition in bankruptcy, or has a receiver appointed for a substantial part of its assets.

21.	Consequences of Expiry or Termination

21.1	If this Agreement is terminated or expires for any reason, then, in addition and without prejudice to any other rights or remedies available to either Party:

(a)	the Parties are immediately released from the obligations to continue to perform the Agreement except those obligations that by their nature survive termination;

(b)

the Research Organisation will return to Kazia all Test Materials and, where the Research Organisation terminates this Agreement under clause 20.2, will refund to Kazia any amounts paid in advance for Services not provided as at the effective date of termination; and

(c)

the Research Organisation shall use all reasonable efforts, upon the request of Kazia, to complete reports for all Human Subjects that have been entered into the Project as of the termination date of this Agreement.

21.2	Unless specified in the relevant notice, termination of this Agreement will not affect any Work Orders in place at the effective date of termination.

21.3	Termination of this Agreement shall not affect any rights or obligations which have accrued prior to that termination.

22.	Assignment

22.1

Neither Party may assign nor otherwise transfer this Agreement or any of its rights or obligations hereunder to any third party without first obtaining the written consent of the other Party, such consent not to be unreasonably withheld.

23.	Independent Contractors

23.1	For purposes of this Agreement, the relationship of the Parties to this Agreement is that of independent contractors and not agents of each other or joint venturers or partners.

24.	Notices

24.1	All notices must be:

(a)	addressed to the person nominated and to the address or facsimile set out below or to any other address or facsimile number that a Party may notify to the other.

if to the Research Organisation:

For Clinical Matters

Will be determined in each Work Order

For Administrative Matters

St. Jude Children’s Research Hospital

Attn: Contracts Coordinator

Address: 262 Danny Thomas Place, MS 720

   Memphis, TN 38105

Facsimile: 901-525-9015

Email: sandra.fields@st jude.org or patricia.johnson@st jude.org

For Financial Matters

St. Jude Children’s Research Hospital

Attn: Rene Jooste

Address: 262 Danny Thomas Place, MS 720

   Memphis, TN 38105

Facsimile: 901-525-9015

Email: rene.jooste@stjude.org

if to Kazia:

Attn: Chief Medical Officer

Address: Suite 502, 20 George Street, Hornsby, NSW 2077

Facsimile: +61-2-9476-0388

Email: gordon.hirsch@kaziatherapeutics .com

(b)	signed by an authorized official of the Party; and

(c)	sent to the recipient by hand, email, prepaid post (airmail if to or from a place outside) or by facsimile.

24.2	Without limiting any other means by which a Party may be able to prove that a notice has been received by other Party, a notice will be considered to have been received:

(a)	if sent by hand, when left at the address of the recipient;

(b)	if sent by pre-paid post, 3 days (if posted) or 10 days (if posted from one country to another) after the date of posting; or

(c)

if sent by facsimile, on receipt by the sender of an acknowledgment or transmission report generated by the sender’s machine indicating that the whole facsimile was sent to the recipient’s facsimile number; or

(d)

if sent by email, when the sender receives an automated message confirming delivery or four hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever occurs first, but if a notice is served by hand or email, or is received by the recipient’s facsimile, on a day that is not a Business Day, or after 5:00 pm recipient’s local time on a Business Day, the notice will be considered to have been received by the recipient at 9.00 am on the next Business Day.

25.	Dispute Resolution

25.1	A Party must not start arbitration or other legal proceedings about a dispute arising out of or in connection with this Agreement unless it first complies with this clause 25, except:

(a)	where a Party seeks urgent injunctive relief; or

(b)	where the dispute relates to compliance with this clause 25.

25.2

Any dispute arising out of or in connection with this Agreement, including any dispute regarding the existence, validity or termination of this Agreement, must be referred by the Parties initially to their respective representatives as referred to in clause 2.5 for resolution.

25.3

If the representatives of each Party are unable to resolve the dispute within five Business Days (or such other period agreed by the parties) after the dispute is referred to them, the dispute must be referred to senior managers of each Party.

25.4

If the senior managers of each Party are unable to resolve the dispute within ten Business Days (or such other period agreed by the parties) after the dispute is referred to them, then either Party may refer the matter to arbitration to be heard by a sole arbitrator:

(a)	the arbitration will be conducted in accordance with the Arbitration Rules of the International Chamber of Commerce (ICC Rules);

(b)

the parties will use reasonable endeavours to agree, within a further five Business Days, on a suitably qualified professional who is not affiliated or engagedin any capacity with either Party to be engaged as the sole arbitrator;

(c)

if agreement is not reached for the appointment of the sole arbitrator within the period referred to in clause 25.4(a), either Party may request that the sole arbitrator be appointed in accordance with the ICC Rules;

(d)	the seat of the arbitration shall be New York;

(e)	the language of the arbitration shall be English; and

(f)	the Parties and the sole arbitrator shall at all times treat all matters relating to the proceedings and the award as confidential.

26.	Entire Agreement

26.1

This Agreement (and the Schedules attached to it) represents the entire understanding of the Parties with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement attached hereto shall be in writing signed by an authorized representative of each Party.

27.	Force Majeure

27.1	If a Party’s ability to undertake its obligations under this Agreement is affected, or likely to be affected, by a Force Majeure Event:

(a)	that Party must promptly give to the other notice of that fact, including:

(i)	full particulars of the Force Majeure Event;

(ii)	an estimate of its likely duration;

(iii)	the obligations affected by it and the extent of its effect on those obligations; and

(iv)	the steps taken to rectify it; and

(v)	the obligations under this Agreement of the Party giving the notice are suspended to the extent to which they are affected by the Force Majeure Event as long as the Force Majeure Event continues.

27.2	A Party claiming a Force Majeure Event must use its best endeavours to remove, overcome or minimise the effects of that Force Majeure Event as quickly as possible.

27.3	If a Force Majeure Event continues for more than thirty days the Party not giving notice of the Force Majeure Event may immediately terminate this Agreement by written notice to the other.

28.	No Waiver

28.1	Either Party’s failure to require the other Party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

29.	Severability

29.1

If any of the provisions of, or a portion of any provision of, this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the other portion of such provision and/or the remaining provisions shall not be affected thereby.

30.	Survival of Provisions

30.1

Notwithstanding expiration of this Agreement or termination for any reason, rights and obligations which are expressly stated or by their nature are intended to survive expiration or termination of this Agreement remain in full force and effect.

31.	Choice of Law

This Agreement and all matters arising out of or relating to this Agreement shall be governed by the laws of the State of New York, without regard to choice of law principles.

32.	Biological Samples

31.1

Biological Samples shall be collected by the Research Organisation for the Project according to the Proposal, Work Order and the Informed Consent as approved by the applicable IRB. Biological Samples shall be used by the Research Organisation solely for purposes of the Proposal and only as specified in the Proposal Work Order, Informed Consent, and this Agreement; except that Research Organisation may collect Retained Samples. Research Organisation shall de-identify and store Retained Samples in an institutional bio-bank for use in compliance with applicable IRB approval, Informed Consent, and authorization forms. All identifiable Retained Samples must be destroyed at the Work Order completion.

31.2

All information about the Retained Samples relating to the Test Materials, including whether or not the Project participant received the Test Material, shall be removed prior to release of Retained Samples to another investigator for other research. Biological Samples are property of the Research Organisation and shall not be used in any manner or for any purpose other than that described in the Proposal, Work Order and the terms and conditions of the Informed Consent signed by the Project participants or as otherwise authorized by the IRB.

Executed as an agreement.

Signed for and on behalf
of Kazia Laboratories Pty Ltd
by its duly authorised representative
in the presence of:

DocuSlgned by:

/s/ Kate Hill	/s/ Gordon Hirsch
Signature of witness	Signature of authorised representative

Kate Hill company secretary	Gordon Hirsch, M D, MBA
Name of witness (please print)	Name of authorised representative (please print)

Signed for and on behalf
of St. Jude Children’s Research
Hospital, Inc.
by its duly authorised representative

/s/ Daphne U. Williams	/s/ Terrence Geiger
Signature of witness	Signature of authorised representative

Daphne U. Williams	Terrence Geiger, MD, PhD
Name of witness (please print)	Name of authorised representative

Title: SVP & Deputy Director for Academic &
Biomedical Operations

Schedule 1

Contract Details

1.	Commencement Date

1.1	This Agreement shall commence on November 17, 2017

2.	Term

2.1	Unless terminated earlier in accordance with the terms of this Agreement, the Term shall be for a period of five (S) years following the Commencement Date.

Schedule 2

List of Kazia Affiliates and Subsidiaries

Schedule 3

Template Work Order

1.	Parties

The Parties to this Work Order are Kazia Therapeutics Limited (“Kazia” or “Sponsor”) and the Research Organisation (“the Research Organisation”).

2.	Background

Sponsor and the Research Organisation are [authorised Affiliates of] Parties to a Master Services Agreement dated DD MMM YYYY (MSA), the terms of which will govern the performance of this Work Order. Upon signature by Sponsor and by the Research Organisation, this Work Order is incorporated in and becomes part of the MSA.

3.	Term and Termination

This Work Order commences on DD MMM YYYY (“Effective Date”) and continues until the Services are completed or until this Work Order is terminated in accordance with the provisions of Clause 20 of the MSA.

4.	Title of the Project

The title of the “Project” is, “TITLE” with proposal number XXXXX (“Proposal”). The Project Proposal has been prepared under a separate cover and signed on behalf of the Parties for identification purposes.

5.	Performance of Services by the Research Organisation

The Research Organisation agrees to perform Services with respect to the Project as described in the Proposal and the Attachments to this Work Order.

6.	Data

7.	Payment by Sponsor

In consideration of the performance of Services under this Work Order, Sponsor will pay the Research Organisation in accordance with the Estimated Budget and the Schedule of Payments in Attachments C and D. [if applicable] the Research Organisation shall reference Sponsor’s purchase order No. [insert] on invoices for Services under this Work Order. Inquiries regarding payment under this Work Order shall be sent to the following Sponsor representative:

Sponsor Contact Name/Title:

Sponsor Contact Address:

Sponsor Contact e-mail/phone #:

8.	Inconsistencies between this Work Order and the MSA

If there should be any conflict or inconsistency between the MSA and this Work Order and any of its attachments, it is agreed that a specific provision of this Work Order will take precedence over and supersede the inconsistent or conflicting term of the MSA.

9.	Attachments

The following attachments to this Work Order form part of the Work Order:

Attachment “A”	Scope of Work and Transfer of Obligations

Attachment “B”	Specifications, Assumptions and Estimated Timelines

Attachment “C”	Estimated Budget

Attachment “D”	Schedule of Payments and Terms

Attachment “E”	Proposal

Signed on behalf of	Signed on behalf of

“The Research Organisation”	Kazia Therapeutics Limited

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

SJPl3K Work Order

1.	Parties

The Parties to this Work Order are Kazia Therapeutics Limited (“Kazia”) and St. Jude Children‘s Research Hospital (“the Research Organisation” or “Sponsor”).

2.	Background

Kazia and the Research Organisation are Parties to a Master Services Agreement dated 17 November 2017 (MSA), the terms of which will govern the performance of this Work Order. Upon signature by Kazia and by the Research Organisation, this Work Order is incorporated in and becomes part of the MSA.

3.	Term and Termination

This Work Order commences on 30 June 2018 (“Effective Date”) and continues until the Services are completed or until this Work Order is terminated in accordance with the provisions of Clause 20 of the MSA.

4.	Title of the Project

The title of the “Project” is, “PHASE 1 STUDY OF GDC-0084, A BRAIN-PENETRANT Pl3 KINASE/mTOR INHIBITOR, IN PEDIATRIC PATIENTS WITH NEWLY DIAGNOSED DIFFUSE INTRINSIC PONTINE GLIOMA OR OTHER DIFFUSE MIDLINE GLIOMAS AFTER RADIATION THERAPY” (“Protocol”). The Project Protocol has been prepared under a separate cover and signed on behalf of the Parties for identification purposes.

5.	Investigator

Christopher Tinkle, MD, PhD, an employee of the Research Organisation acting within the scope of his/her employment shall serve as the principal investigator (“Investigator”) for the Project and has the necessary qualifications, training, knowledge and experience to conduct such a clinical trial.

Amar Gajjar, MD, an employee of the Research Organisation acting within the scope of his/her employment shall serve as the co-principal investigator (“Co-lnvestigator”) for the Project and has the necessary qualifications, training, knowledge and experience to conduct such a clinical trial.

6.	Performance of Services by the Research Organisation

The Research Organisation agrees to perform Services with respect to the Investigator initiated study Project as described in the Protocol and the Attachments to this Work Order.

1

7.	Data

In recognition of the importance of disseminating information relating to any novel or important observations or results related to the Study Drug and arising from the Protocol (“Study Data” ), the parties hereby agree to the following:

A.	The Study Data and all copyrights therein shall be the property of the Research Organisation, subject to the right of Kazia as specified below.
B.

The Research Organisation shall ensure that the Study Data are kept in orderly, safe, and secure storage in accordance with regulatory requirements for document retention following the local archiving regulations for such data.

C.

The Research Organisation shall grant Kazia access to all Study Data generated for study primary objectives, secondary objectives, exploratory pharmacodynamic and pharmacogenetic objectives, and exploratory biology objectives as outlined in the Protocol in the course of the Study at no additional cost. Kazia shall have the right to make copies of these Study Data. Notwithstanding any other provision of the Agreement, Kazia and its Affiliates and their licenses or sublicenses shall have the right in perpetuity to use these Study Data for all purposes, including, but not limited to regulatory purposes (e.g. pediatric study plan (PSP), or paediatric investigation plan (PIP)), patent purposes, public information disclosure responsibilities, and publication reference purposes at no additional costs.

D.

The Research Organisation shall notify Kazia of any suspected unexpected serious adverse reactions (“SUSARs”) during the course of the Study within 24 hours of notification of their occurrence, so that Kazia may fulfil its regulatory reporting requirements. The Research Organisation shall reasonably support any necessary follow-up of SUSARs. In addition, the Research Organisation shall provide quarterly safety listings to Kazia for in clusion in its mandatory regulatory filings.

E.

The Research Organisation shall ensure that the patient informed consent identifies all anticipated purposes for the use of Study Data and shall ensure patient informed consent permits the sharing of Study Data generated for study primary objectives, secondary objectives, exploratory pharmacodynamic and pharmacogenetic objectives, and exploratory biology objectives as outlined in the Proposal with Kazia, its affiliates and any successors of either party, including those located outside the United States. In obtaining and documenting that patient informed consent, the Research Organization shall comply with the applicable regulatory requirement(s) and shall adhere to Good Clinical Practices as set forth in Title 21 of the U.S. Code of Federal Regulations and to the ethical principles as laid out in the Declaration of Helsinki.

F.

The Parties agree that Study Drug related research safety data generated during the course of the Study may be used fully by Kazia for any legitim ate businesspurpose without any additional payments being made to Institution.

8.	Disclosure

The terms of this Work Order shall remain confidential between the Parties. Notwithst anding this, it is acknowledged that Kazia , as a publicly-listed company, may be obliged from time to time to make disclosures regarding the existence and progress of this Study.

2

9.	Payment by Kazia

In consideration of the performance of Services under this Work Order, Kazia will pay the Research Organisation in accordance with the Estimated Budget and the Schedule of Payments in Attachments C and D. [if applicable] the Research Organisation shall reference Kazia’s purchase order No. on invoices for Services under this Work Order. Inquiries regarding payment under this Work Order shall be sent to the following Kazia representative:

Kazia Contact Name/Title: Gabrielle Heaton, Director, Finance & Administration

Kazia Contact Address: Three International Towers, Sydney NSW 2000

Kazia Contact e-mail/ phone #: gabrielle.heaton@kaziatherapeutics.com / +61 (O) 418 532 393

10.	Inconsistencies between this Work Order and the MSA

If there should be any conflict or inconsistency between the MSA and this Work Order and any of its attachments, it is agreed that a specific provision of this Work Order will take precedence over and supersede the inconsistent or conflicting term of the MSA.

11.	Attachments

The following attachments to this Work Order form part of the Work Order:

Attachment “A”	Scope of Work and Transfer of Obligations

Attachment “B”	Specifications, Assumptions and Estimated Timelines

Attachment “C”	Budget

Attachment “D”	Schedule of Payments and Terms

Attachment “E”	Protocol

Attachment “F”	GMP Responsibilities

Attachment “G”	Shipment Request Form

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

Signed on behalf of		Signed on behalf of

“The Research Organisation”		Kazia Therapeutics Limited

By:	/s/ Terrence Geiger	By:	/s/ James Garner
Name:	Terrence Geiger, MD, PhD	Name:	James Garner
Title:	SVP & Deputy Director for Academic	Title:	Chief Executive Officer
	and Biomedical Operations	Date:	October 2, 2018

Date:	September 28, 2018

Read and Acknowledge		Read and Acknowledge

By:	/s/ Christopher Tinkle	By:	/s/ Amar Gajjar
Name:	Christopher Tinkle, MD, PhD	Name:	Amar Gajjar, MD
Title:	Investigator	Title:	Co-Investigator
Date:	September 13, 2018	Date:	September 12, 2018

4

ATTACHMENT A

SCOPE OF WORK AND TRANSFER OF OBLIGATIONS

The study to be performed under this agreement shall be performed in accordance with the terms of the final protoco,l including as it may be amended in accordance with the terms of this agreement for the study titled SJPl3K: Phase 1 Study of GDC-0084, A Brain Penetrant Pl3Kinas e/ mTOR Inhibitor, in Pediatric Patients with Newly Diagnosed Diffuse Intrinsic Pontine Gliomas or Other Diffuse Mid line Gliomas after Radiation Therapy (the Proposal), which is attached as Attachment E and incorporated into this work order as reference. Where St. Jude Children‘s Research Hospital (the Research Organisation) is the study sponsor of this Investigator initiated study and Kazia Therapeutics Limited (Kazia) is providing financial support per Attachment C, study drug, and shipment of study drug.

The Research Organisation certifies that, to the best of its knowledge, its facilities and population are adequate to perform the Proposal , SJPl3K. The Research Organisation and the Principal Investigator agree that all aspects of the Proposal will be conducted in conformity with all applicable federal, state, local laws and regulations, and the principles of good clinical practice as laid down by ICH topic E6, Note for Guidance on Good Clinical Practice CPMP/ICH/135/95 (hereinafter referred to as GCP). The Research Organisation and the Principal Investigator further agree not to conduct any research activities with the Study Drug which are contract to the provision of the protocol our outside the scope of the Proposal. The Research Organisation will serve as the legal sponsor of the protocol and will fulfill the requisite sponsor duties and obligations in conducting the Proposal.

The clinical trial’s primary objectives are to: estimate the maximum tolerated dose (MTD) and/or recommended phase 2 dose (RP2D) of GDC-0084 in pediatric patients with newly diagnosed midline glioma, including diffuse intrinsic pontine glioma (DIPG); define and describe the to xicities associated with administering GDC-0084 after radiation therapy (RT) in a pediatric population; characterize the pharmacokinetics of GDC-0084 in a pediatric population.

The clinical trial‘s secondary objectives are to: estimate the rate and duration of radiographic response in patients with newly diagnosed DIPG or other diffuse midline glioma treated with RT followed by GDC- 0084; estimate the progression-free survival (PFS) and overall survival (OS) distributions for patients with newly diagnosed DIPG or other diffuse midline glioma treated with RT followed by GDC-0084.

The clinical trials exploratory pharmacodynamic and pharmacogenetic objectives are to: explore the biologic activity of GDC-0084 by evaluating protein phosphorylation of AKT, S6, and 4EBP1 in peripheral blood mononuclear cells (PBMCs) before, during, and after treatment with GDC-0084; evaluate molecular markers of the Pl3K signaling pathway in archival tumor tissue when available; explore the association between specific polymorphisms (CYP3A/ 4/ 5, PgP, etc.) and the pharmacokinetics of GDC-0084.

The clinical trials exploratory biology objectives are to: identify characteristic alterations in diffuse midline glioma in cell-free DNA (cfDNA) in biologic samples (blood and, when available, CSF) as a novel,

5

non-invasive method of detecting and tracking changes in the status of diffuse midline glioma with therapy and to assess the correlation of cfDNA and mutations in archival tumor samples, when available; perform immune-cell profiling in serial blood samples and, when available, in CSF and archival tumor samples and to explore associations of these findings with ORR, PFS, and OS estimates; perform single-cell RNA sequencing on archival tumor samples, when available, and to characterize tumor subpopulations .

The clinical trials exploratory imaging objectives are to: assess intralesional changes induced by RT alone by using advanced MRI techniques (perfusion, diffusion, and spectroscopy), to investigate whether those changes are correlated with clinical response and/or survival outcomes, and to determine whether such metrics differentiate patients with pseudoprogression from those with true progressive disease after completion of RT; evaluate changes in tumor (18F]fluorod eoxyglucose(FDG) uptake as assessed by positron emission tomography (PET) during the first cycle of GDC-0084 administration; evaluate changes in tumor [11C]m ethionine (MET) uptake as assessed by PET imaging during the first three cycles of GDC-0084 administration and to determine whether MET-PET metrics differentiate patients with pseudoprogression from those with true progressive disease.

The clinical trials exploratory outcome objective is to explore the feasibility and interobserver variability of administering the modified Neurologic Assessment in Neuro-Oncology (NANO) scale test to pediatric patients with DIPG or other diffuse midline glioma.

To achieve these objectives, The Research Organisation and Kazia agree to perform the following study-related activities

Scope of Work by Party:

•	St. Jude Children’s Research Hospital (the Research Organization):

•	IND Holder and Study Sponsor

•	Regulatory Preparation, Submissions, and Reporting per Guidelines. Reporting to Kazia per SJPl3K Protocol.

•	Clinical Trial Monitoring

•	Clinical Trial Advertising

•	Study Drug Labeling and Storage (Limited Supply), Distribution to Patients, and Destruction (per Kazia Requirements)

•	Patient Recruitment, Consenting, and Enrollment

•	Dose Level and Strata Assignment

•	Patient Clinical Assessments

•	All Research Exams

•	Data Collection and Storage

•	Sample Collection, Storage, Processing, and Analysis per Research Objectives

•	Pharmacokinetic Sample Analysis and Modeling

•	Biostatistical Analysis

•	Provide Trial Funding per Attachment C

6

•	Study Report Development

•	Publication/Poster/Presentation Development

•	Kazia Therapeutics Limited (Kazia):

•	Provide Cross Reference Letter to Kazia IND for St. Jude IND Submission

•	Notify St. Jude of GDC0084 Safety-Related Events in Adult Trials

•	Provide latest and updated 1B

•	Provide Study Drug, Shipment to St Jude, Instructions for Study Drug Destruction

•	Provide Partial Trial Funding per Attachment C

•	Review Protocol Amendments in a Timely Manner

•	Review Publication/Poster/Presentations in a Timely Manner

7

ATTACHMENT B

SPECIFICATIONS, ASSUMPTIONS AND ESTIMATED TIMELINES

Study Name: Phase 1 Study of GDC-0084, A Brain Penetrant Pl3Kinase / mTOR Inhibitor, in Pediatric Patient s with Newly Diagnosed Diffuse Intrinsic Pontine Gliomas or Other Diffuse Mid line Gliomas after Radiation Therapy (SJPl3K)

Study Site: St. Jude Children’s Research Hospital

Targeted Number of Study Subjects: Up to 41 Subjects

As the Rolling-6 design allows for up to six patients at each dose level, and given the relatively long period between enrollment and the end of the DLT observation period, we anticipate that we may enroll six patients per dose level for Stratum Al. Given that up to four dose levels will be studied and that the cohort at the MTD will be expanded to 12 patients, we anticipate a maximum enrollment of 30 evaluable patients for the dose-finding component. Taking into account the accrual of six additional patients for Stratum A2 after the completion of Stratum Al, we may enroll a total of 36 eligible and evaluable patients. It is typical to encounter eligible patients who enroll on a phase 1 trial but become unevaluable for toxicity assessmentas a result of their inability to complete the DLT observation period. Thus, we may enroll three to five additional patients to compensate for the loss to the study of patients due to in evaluability, for a total estimated sample size of 41 patients.

Estimated Recruitment Period: August 2018 - August 2021

We expect to enroll one or two patients per month. Thus, the MTD estimation should be completed within 2 years after study initiation, and we expect that up to 1 additional year may be needed to complete the expansion cohorts.

Principal Investigator Name: Chri stopher Tinkle, MD

Co-Principal Investigator Name : Amar Gajjar, MD

Address: St. Jude Children’s Research Hospital

                262 Danny Thomas Place, MS 210

                Memphis, TN 38105

Responsible Institutional Review Board (IRB): St. Jude Children‘s Research Hospital In stitutional Review Board

8

Attachment C

SJPl3K Study Budget

Kazia

Activity	Unit Cost	Max Possible Units (n)	Activity Total (Max+ includes Overhead)	CPTCodes
All Subject to Overhead	% overhead for all activities (not included with unit cost below)
REQUIRED EXAMS
Contraception Counseling				99211
Venipuncture				36415
Pregnancy Test (urine or serum)				81025 and 84702
Pharmacy Oral Dose - per course dispense per drug				No CPT Code Standard Pharmacy Fee
Pharmacokinetics Serum				36415, 36591, 36592, 99000, 99001, 99195
Matched Pharmacokinetics CSF and Serum				36415, 36591, 36592, 99000, 99001, 99195
OPTIONAL RESEARCH EXAMS
Pharmacodynamic Tissue Sample				36415, 36S91, 36592, 99000, 99001, 99195
Pharmacodynamic Serum PBMC				36415, 36591, 36592, 99000, 99001, 99195
Per Patient Costs Summary..

9

Per Patient Cost (assumes patients receive RT + 26 courses of thera py)	Patients Max Kazia: Responsible for first patients SJCRH: Responsible for remaining patients	Kazia Per Pt Max:	Kazia Total:
Administrative and Regulatory Fees
SAE Reporting
Kazia Admin + Reg Total:
Pharmacokinetic Research Fees
Pharm acokinetics Orders Startup Fee (one time)
Pharm acokinet ic Analysis CRA
Pharmacokinetic Senior Research Technician
Pharmacokinetic Biomedical Modeler
Pharmacokinetic Analysis Startup Fee and Annual Supplies
Kazia Total:

10

Activity	Unit Cost	Max Possible Units (n)	Activity Total (Max+ includes Overhead)	CPTCodes
All Subject to Overhead	% overhead for all activities (not included with unit cost below)
OPTIONAL RESEARCH EXAMS
Pharmacodynamic ct DNA				36415, 36591, 36592, 99000, 99001, 99195
Pharmacodynamic PB Lymphocytes				36415, 36591, 36592, 99000, 99001,99195
Exploratory MRI				76390, 76377
Exploratory FOG-PET				78813-78816;
Exploratory MET-PET				78813-78816
NANO Assessment				99211
PERSONNEL
Principal Investigator
Research Nurse/Study coordinator
Data Manager

Per Patient Costs Summary••

11

Per Patient Cost (assumes 28 patients receive RT + 26 courses of therapy)	Patients Max	St . Jude Per Pt Max:	St. Jude Total : St. Jude Total (with safety assessments for up to patients):
Administrative and Regulatory Fees
Administrative Startup Fees (one time)
lnvestigational Pharmacy Startup (one time)
lnvestigational Pharmacy Storage Fee (annual)
Regulatory Prep (one time)
IRB Review (initial review first submission)
Record Storage/Archiving IRB records (onetime fee)
Budget/MCA Fee
Annual IRB Review (per occurrence)
Amendment (per occurrence)
Reconsent
IND (includes miscellaneous cost for institution to hold the IND)
Project Management
Translation Fees
Protocol Monitoring
EDC and eCRF development and testing

12

St. Jude Admin + Reg Total:

Budget Summary
Activity	St. Jude Children’s Research Hospital	Kazia	Total
Patient Assessments (Max Possible)
Administrativeand Regulatory Fees
Pharmacoklnetic Research
Total

The funding for this study may be offset by independent grant support. This may be grant support of research organization alone of in collaboration with Kazla. In the latter case, the distribution of funds will be agreed at the time of grant award.

13

Attachment D

Schedule of Payments and Terms

Amount w/ overhead	Expected Payment Date	Condition of Payment	Total w/overhead
	Invoiced	Patient costs for first patients (invoice monthly as patients are accrued)
	Invoiced	SAE Reporting (total 15)
	Invoiced	Pharmacokinetic Start Up Fee
	Invoiced	Pharmacokinetic CRA Analysis (3 years total)
	Invoiced	Pharmacokinetic Senior Research Tech (3 years total)
	Invoiced	Pharmacokinetic Biomedical Modeler (3 years total)
	Invoiced	Pharmacokinetic Analysis Start Up Fee and annual supplies (3 years total)
Kazia Total Budget

14

Attachment E

PROTOCOL

(Attached by reference)

15

Attachment F

GMP Responsibilities

GMP Responsibilities for Phase l Clinical Study Drug GDC-0084 Capsules

Background & Scope:

(i)  St. Jude Children’s Research Hospital plans to Sponsor a Phase 1 pediatric clinical study under clinical protocol SJPI3K with GMP responsibilities as indicated below.

(ii)   Kazia will supply to St Jude GMP manufactured and primary packed Study Drug (lnvestigational Medicinal Product - IMP) for Phase 1 clinical trial use in the US under St Jude clinical protocol SJPI3K. Kazia GMP responsibilities as indicated below.

#	Responsibility	Kazia	St Jude
I	IMP: Supply of GMP manufactured and primary packed (unlabelled) Study Drug GDC-0084 capsules) in the agreed strengths (active only, no placebo), with suooorting GMP documentation (e.g. manufacturers CoAs)	X
r2	IMP: Each bottle of Study Drug supplied will be identified (either labelled or ink-jet orinted) with unique lot number to prevent risk of mix-up	X
3	Retest Date & Storage Conditions: Provision of retest date(s) and storage conditions for the Study Drug supplied	X
	IMP Ordering: Requests for Study Drug shipment will be provided to Kazia in !writing		X
5	!Shipping: Will ship Study Drug to St Jude accompanied by relevant paperwork (e.g. !packing list)	X
ki	Receipt & Labelling: Receive, store and label Study Drug for clinical trial use		X
7	Release of IMP: responsibility for release of labelled Study Drug for Phase I clinical !trial use in US		X
8	Product Defects I Product Complaints: will promptly notify the other party if a Product Quality Defect is observed or reported (e.g. damaged Study Drug capsules or !Primary packaging)	X	X
19	!Product Recall: Kazia are overall responsible for any product recall decision. Kazia i will notify St Jude in the event of a Product Recall and both parties will work together las may be required to coordinate both the Recall activities and notifications to the elevnt regulatory authorities as may be applicable [Note: Product Recall may also be referred to as “stock recovery” in certain territories (e.g. US) as the Sponsor exerts direct control over the drugl.	X	X
10	Returns & Destruction: Responsibility for any returns and destruction rests with rNote: the process for destruction to be agreed with Kazial		X

16

Attachment G

Shipment Request Form

17

AMENDMENT No. 1 to the

Work Order

This Amendment No. 1 (“Amendment”) is entered into as of May 15, 2019 (the “Effective Date”) by and between St. Jude Children’s Research Hospital, Inc., located at 262 Danny Thomas Place, Memphis, Tennessee 38105 (“St. Jude” or “Sponsor” ) and Kazia Therapeutics Limited (“Kazia”, located at Suite 502, Level 5, 20 George Street, Horns by, NSW 2077, for the Study entitled “PHASE 1 STUDY OF GDC-0084, A BRAIN-PENETRANT Pl3 KINASE/mTOR INHIBITOR, IN PEDIATRIC PATIENTS WITH NEWLY DIAGNOSED DIFFUSE INTRINSIC PONTINE GLIOMA OR OTHER DIFFUSE MIDLINE GLIOMAS AFTER RADIATION THERAPY” (“Protocol”).

RECITALS
A.	The Parties entered into a Master Agreement effective 17 November 2017.
B.	The Parties entered into a Work Order under that Master Agreement effective 30 June 2018.
C.	The Parties wish to amend the terms of the Work Order as set forth below.

1. Change in Attachment D - Schedule of Payments and Terms. Attachment D is hereby deleted and replaced with the following

Attachment D

Schedule of Payment and Terms

Amountw/ overhead	Expected Payment Date	Condition of Payment	Total w/ overhead
	Invoiced	Patient costs for 28 patients (invoice monthly as patients are accrued)
	Invoiced	SAE Reporting (total 15)
	Invoiced	Pharmacokinetic Start Up Fee
	Invoiced every 6 months starting 1st July 2018 until last payment on 1st January 2021.	Pharmacokinetic CRA Analysis (3 years total)
	Invoiced every 6 months	Pharmacokinetic Senior Research Tech (3 years total)

IN WITNESS WHEREOF, the parties agree to the above terms, have caused this Agreement to be executed and delivered by their authorized representatives, and acknowledge receipt of a copy of this Agreement.

ST. JUDE CHILDREN’S RESEARCH HOSPITAL, INC.

By:	/s/ Terrence Geiger
Name:	Terrence Geiger, M.D., Ph.D.
Title:	SVP & Deputy Director for Academic & Biomedical Operations
Date:	June 18, 2019

KAZIA THERAPEUTICS LIMITED

By:	/s/ James Garner
Name:	James Garner
Title:	Chief Executive Officer
Date:	June 7, 2019

Read and Acknowledged By:

/s/ Christopher Tinkle
Christopher Tinkle, MD, PhD, Investigator
Date:	June 12, 2019

Read and Acknowledged By:

/s/ Amar Gajjar
Amar Gajjar, MD, Co-Investigator
Date:	June 12, 2019